COLUMBIA FUNDS SERIES TRUST

Item 77I/77Q1(d)—TERMS OF NEW OR AMENDED SECURITIES:

On September 28, 2016, a Form Type 485(b), Accession No. 0001193125-16-723369, an amendment to the registration statement of Columbia Funds Series Trust, was filed with the SEC. This amendment registered the new classes of shares of the Fund listed below, effective October 1, 2016, and describes the characteristics of the new classes of shares:

Fund	New Share Classes
Columbia Large Cap Growth Fund III	Class R and Class W